Exhibit 99.1

Hildebrandt named Planar’s Chief Financial Officer

BEAVERTON, Ore. – December 14, 2004 – Planar Systems, Inc. (NASDAQ:PLNR), a worldwide leader in flat-panel display systems, is announcing Scott Hildebrandt will join the company as vice president and chief financial officer. He begins his new role January 3, 2005.

In this position, Mr. Hildebrandt will be responsible for all finance, accounting, treasury, information technology, legal and investor relations activities of Planar. He replaces Steve Buhaly, who was promoted to vice president and chief operating officer earlier this quarter. Hildebrandt was most recently CFO of Merant Software prior to its acquisition by Serena Software, and earlier was CFO for InFocus Corporation.

“Planar is fortunate to have a professional of Scott’s experience and capability joining the executive team. His background in both software and display technology, and his proven ability to manage complex financial systems, fit ideally with Planar’s needs,” said Balaji Krishnamurthy, Planar’s chairman, president and CEO. “We’re actively expanding the range and value of software in our products, and we’re moving quickly into new market opportunities. Scott’s skills will be important to our success.”

At Merant, Hildebrandt served during a company turnaround that resulted in a three-fold increase in shareholder value in two years. He was at InFocus during a time of rapid revenue and profitability growth. Prior to those positions, Hildebrandt served in various financial executive roles at Tektronix, Inc., including corporate treasurer and division controller. He worked for the accounting firm of Deloitte & Touche following his graduation from Oregon State University.

ABOUT PLANAR

Planar Systems, Inc. is one of the world’s most accomplished providers of flat-panel displays with more than 20-years expertise in flat-panel innovation. The company provides the most dependable display solutions for demanding applications in industrial, medical, commercial and consumer markets. Planar’s customers depend on its award-winning displays in mission-critical moments, from making split-second medical decisions to catching late-breaking headlines. Founded in 1983, Planar is a global company with headquarters in Oregon. For more information, please visit www.planar.com.

CONTACT:

Stewart Clark, Investor Relations Director

503-748-6984 / stewart_clark@planar.com